EXHIBIT 99.1

Neose Technologies’ Announces Voluntary Delisting
from Nasdaq and Closing of its Stock Transfer Books

HORSHAM, PA, February 20, 2009 — Neose Technologies, Inc. (NasdaqGM: NTEC) today announced that it has notified the NASDAQ Stock Market (“NASDAQ”) of its intent to delist its common stock (the “Stock”) from the NASDAQ Global Market.  The Company currently anticipates that on March 3, 2009 it will file with the Securities and Exchange Commission (the “SEC”) and NASDAQ a Form 25 relating to the delisting of the Stock.  The Company expects that trading in the Stock will be suspended by NASDAQ effective at the open of business on March 3, 2009, with official delisting of the Stock becoming effective ten days thereafter, on March 13, 2009.

As previously disclosed, on December 17, 2008, the Company filed a definitive proxy statement for a special meeting of its stockholders, which was held on January 26, 2009 (the “Special Meeting”).  At the Special Meeting, the Company’s stockholders approved two separate asset purchase agreements for the sale of substantially all of the Company’s assets (the “Asset Sales”) and the liquidation and dissolution of the Company (the “Liquidation”).  The Asset Sales closed on January 27, 2009 and the Company intends to file its certificate of dissolution with the Secretary of State of the State of Delaware on March 2, 2009 and close its stock transfer books at the close of business on such date.

During 2008 and early 2009, the Company received a number of Staff Determinations from NASDAQ indicating deficiencies related to its failure to satisfy certain NASDAQ listing standards.  An appeal hearing regarding these deficiencies was held on December 18, 2008 before a NASDAQ Hearings Panel (the “Panel”).  On February 3, 2009, the Company received a decision from the Panel allowing the Stock to continue to trade on the NASDAQ Global Market.  The Panel determined, however, that if the Company does not file its certificate of dissolution by March 3, 2009, NASDAQ would delist the Stock and suspend its trading on the NASDAQ Global Market effective at the open of business on March 4, 2009.  The Panel’s decision to delist the Stock was based upon determinations by the NASDAQ staff (the “Staff”) that:  (i) the Company announced the Asset Sales and the Liquidation, in violation of NASDAQ Marketplace Rules 4300, 4450(f) and IM-4300; (ii) the Company’s shareholders’ equity had fallen below the required $10 million minimum for continued listing on NASDAQ, in violation of NASDAQ Marketplace Rule 4450(a); and (iii) the Company failed to hold an annual meeting during its fiscal year ended December 31, 2008, in violation of NASDAQ Marketplace Rules 4350(e), 4350(f) and IM-4350-8.

CONTACTS:

Neose Technologies, Inc.

A. Brian Davis
Sr. Vice President and Chief Financial Officer
(215) 315-9000

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties.  Among those risks and uncertainties are:  the risk that the Company will not file its certificate of dissolution on March 2, 2009, the risk that the Company will not file a Form 25 with the SEC on March 3, 2009 or at any time thereafter, as well as more specific risks and uncertainties set forth in the sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as amended, entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements,” and discussions of risk factors in the Company’s subsequent SEC filings.  Any of these risks and uncertainties could cause the Company’s actual results to differ from those contained in the forward-looking statements.